Exhibit 99.1

For Immediate Release                                     Ed Rogich
(Monday, October 27, 2003)                                IGT - VP Marketing
                                                          702-896-8690

                                                          Rich Baldwin
                                                          IGT Investor Relations
                                                          775-448-0110

                     International Game Technology Announces
                 Consummation of the Acquisition of Acres Gaming

      (RENO, Nev. -- October 27, 2003) - International Game Technology (NYSE:
IGT) and Acres Gaming (NASDAQ: AGAM) jointly announced today the filing of Articles of Merger with the Nevada Secretary of State to consummate the previously announced planned merger, pursuant to which Acres became a wholly-owned subsidiary of IGT in a cash-for-stock merger. Pursuant to the merger, stockholders of Acres will receive cash in an amount equal to $11.50 per share of common stock.

      Acres Gaming stock ceased to trade on the NASDAQ effective as of the close of trading on Monday, October 27, 2003. Stock certificates of Acres now represent only the right to receive $11.50 per share in cash. IGT's paying agent, The Bank of New York, will distribute a Letter of Transmittal to the stockholders of Acres with instructions on how stockholders may receive their merger consideration. Questions regarding how to surrender stock certificate(s), or to request additional copies of the Letter of Transmittal, should be addressed to The Bank of New York at (800) 507-9357.

                                     -More-

      Acres is a software development company serving the worldwide gaming industry. Acres provides bonusing and cashless gaming products as well as a full suite of integrated casino management systems via its Acres Bonusing(TM), Acres Cashless, and Acres Advantage(TM) product lines. Acres' patented technology enables casino operators to increase patron loyalty by differentiating their properties in an increasingly competitive environment. Acres' products provide the tools that increase player enjoyment and satisfaction while improving operational efficiency and property profitability. Detailed descriptions of the promotions made available by Acres Bonusing as well as other products offered by Acres, are available at the company's Web site, http://www.acresgaming.com. Acres was founded in 1992 and has offices in Las Vegas, Nevada and Corvallis, Oregon.

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      IGT (www.IGT.com) is a world leader in the design, development and manufacture of microprocessor-based gaming and lottery products and software systems in all jurisdictions where gaming and lotteries are legal.

      Statements in this release which are not historical facts are "forward looking" statements under the Private Securities Litigation Reform Act of 1995. Although IGT believes that the expectations reflected in any of its forward-looking statements are reasonable, actual results could differ materially from those projected or assumed. IGT's future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent known and unknown risks and uncertainties. IGT does not intend, and undertakes no obligation, to update forward-looking statements to reflect future events or circumstances.

      Information on risks and factors that could affect IGT's business and financial results are included in our public filings made with the Securities and Exchange Commission.

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